Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

JohnsonDiversey Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted at a resolution proposing and declaring advisable the following amendment to the Second Amended and Restated Certificate of Incorporation:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: NAME. The name of the corporation is Diversey Holdings, Inc. (the “Corporation”).

2. That in lieu of a meeting and vote of stockholder, the stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

4. That this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation shall be effective on March 1, 2010.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation on the 25th day of February, 2010.

JOHNSONDIVERSEY HOLDINGS, INC.

By	/s/ Scott D. Russell
Scott D. Russell, Senior Vice President, General Counsel & Secretary